Exhibit 99.1

Company Contact:

IR Contact:

Joseph Dwyer

Brett Maas or Matthew Hayden

AXS-One Inc.

Hayden Communications

jdwyer@axsone.com

brett@haydenir.com

(201) 935-3400

(646) 536-7331

AXS-One Reports 2006 Financial Results

RUTHERFORD, N.J., March 1, 2007 / PRNewswire-FirstCall / -- AXS-One Inc. (AMEX: AXO), a leading provider of high performance Records Compliance Management (RCM) software solutions today announced its financial results for the fourth quarter and fiscal year ended December 31, 2006.

As a result of AXS-One’s sale of its Enterprise Financials line of business at the end of October 2006, the financial statements classify the Enterprise Financials product line as a discontinued operation and, unless specified, amounts reflect only the RCM product line.

License revenues for the fourth quarter decreased 46.3 percent to $0.7 million from $1.3 million in the fourth quarter of 2005, and increased 48.0 percent sequentially when compared with the $0.5 million for the third quarter of 2006. Total revenues for the fourth quarter were $2.5 million, a decrease of $0.5 million from the fourth quarter 2005 revenues of $3.0 million. Total operating expenses for the quarter were $7.7 million, an increase of 33.0 percent compared to the fourth quarter of 2005.  Increased expenses resulted from headcount additions and the redeployment of certain Enterprise Financials employees to focus on building the RCM business. Additionally, the cost of certain resources previously shared by the Enterprise Financials and RCM businesses are now borne solely by the RCM business. These costs have been reduced by approximately $5.0 million per year as part of the Company’s cost reduction efforts in the fourth quarter, although the impact of these cost reductions will not be reflected until 2007.  The Company reported a net income of $13.6 million for the fourth quarter, or $0.39 per diluted share compared to a net loss of $1.6 million in the fourth quarter of last year, or $(0.05) per diluted share. Net income for the fourth quarter included a gain of $17.2 million related to the sale of the Enterprise Financials product line, and $0.9 million of net income from the results of the Enterprise Financials business during the 2006 period prior to its sale.

Revenues for fiscal 2006 were $10.3 million compared to $11.3 million for fiscal 2005 a decrease of 8.8 percent. Operating expenses increased 17.5 percent to $30.6 million compared to $26.0 million reported for fiscal 2005. The company reported a net income of $5.5 million or $0.16 per diluted share, compared to a net loss of $9.0 million, or $(0.28) per diluted share in 2005.

The Company had $7.5 million in cash and equivalents at December 31, 2006 compared to the $3.6 million reported at December 31, 2005.

Highlights from the Fourth Quarter include:

•

15 new customer wins for the AXS-One Compliance Platform™ on three continents, including eight closed with partners representing key wins against competitors. Wins were recorded in the government, financial services, education, manufacturing and utilities markets.

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Additional license revenues from existing RCM customers around the world.

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Announcement of a major new release of the AXS-One Compliance Platform, featuring advanced functionality for risk management and cost containment.

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Announcement of the AXS-One Data Archive Translator at the Microsoft Ready Summit in Australia

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Significantly increased levels of press coverage, resulting from AXS-One commentary on the implications of the new Federal Rules of Civil Procedure.

Highlights from the 2006 Year include:

•

Sale of the Company’s Enterprise Financials product line on October 31, 2006 for $12 million in cash and potential future contingent consideration to Computron Software, a subsidiary of Parallax Capital Partners, LLC, allowing full focus on the RCM product line and significantly improving AXS-One’s financial position.

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An almost 25% growth in the Company’s RCM customer base worldwide and a more than 50% increase in new e-mail archiving customers, including direct customers as well as customers licensed through partners.

•

Industry recognition, including Lotus Advisor Editors Choice Award for Compliance and Best Public Company from Byte and Switch.

Commenting on the Company’s results and the outlook for 2007 Bill Lyons, Chairman and CEO of AXS-One stated:  “While our results improved during the fourth quarter, they were impacted by a number of delayed purchasing decisions by prospective customers, similar to prior quarters, some of which have now closed. As of today, we already have orders approximating $1 million of license revenue which we expect to recognize as revenue in the first quarter, subject to revenue recognition criteria. Further, the sale of our Enterprise Financials business has allowed us to resize the organization and focus on growing our RCM business worldwide.  Our RCM products continue to prove themselves to be technically superior and our distribution channel is showing exponential success worldwide. Changes in regulations for litigation readiness and e-discovery, fuelled in great part by recent changes to the Federal Rules of Civil Procedure (FRCP) in the US, are already accelerating buying decisions for litigation readiness software.  These changes may be the tipping point that moves electronic records management into a ‘must have’ solution for corporations under Federal jurisdiction.  FRCP applies to all Electronically Stored Information (ESI): the AXS-One Compliance Platform, with its single archiving and records management platform to manage all electronic records, uniquely positions us to exploit the potential represented by this market.”

Conference call information

Management will conduct a conference call to discuss these results at 5:00 p.m. Eastern time on March 1, 2007. Interested parties can participate in the call by dialing 706-645-0399 or can access the webcast at www.axsone.com. The webcast will be archived for 30 days following the call. Interested parties may submit questions during the conference call by e-mail to IR@axsone.com. Interested parties may listen to the call via a live webcast that will be available via the company website www.axsone.com. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time.

About AXS-One Inc.

AXS-One (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One website at http://www.axsone.com.

AXS-One, the AXS-One logo, "Access Tomorrow Today," and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, "The Records Compliance

Management Company" and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXO's most current Form 10-K and other Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005 (*)
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 7,492	$ 3,613
Accounts receivable, net of allowance for doubtful accounts	2,258	5,153
Prepaid expenses and other current assets	1,262	775
Total current assets	11,012	9,541

Equipment and leasehold improvements, net of accumulated depreciation	419	395
Capitalized software development costs, net of accumulated amortization	-	1,038
Other assets	102	92
Total assets	$ 11,533	$ 11,066

LIABILITIES AND STOCKHOLDERS' EARNINGS (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$ 4,503	$ 4,843
Bank debt	-	-
Due to joint venture	-	52
Deferred revenue	2,594	8,224
Liabilities held for sale	981	-
Total current liabilities	8,078	13,119

Long-term deferred revenue	44	63

Stockholders' equity (deficit)	3,411	(2,116)
Total liabilities and stockholders' equity (deficit)	$ 11,533	$ 11,066

 (*) The 2005 balance sheet includes both RCM and Enterprise Financials business segments

 The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
License fees	$ 700	$ 1,303	$ 2,432	$ 4,109
Services	1,839	1,669	7,864	7,179
Total revenues	2,539	2,972	10,296	11,288

Operating expenses:
Cost of license fees	289	267	1,181	1,081
Cost of services	1,883	1,310	8,219	6,837
Sales and marketing	2,362	1,782	9,623	7,425
Research and development	1,570	1,409	6,454	5,978
General and administrative	1,155	1,014	4,649	4,360
Restructuring costs and other costs	432	-	432	322
Total operating expenses	7,691	5,782	30,558	26,003
Operating loss	(5,152)	(2,810)	(20,262)	(14,715)
Other income (expense):
Interest income	73	51	229	156
Interest expense	(52)	(38)	(149)	(44)
Other income (expense), net	545	(119)	567	(483)
Total other income (expense), net	566	(106)	647	(371)
Loss before income taxes	(4,586)	(2,916)	(19,615)	(15,086)
Income tax benefit	-	-	-	25
Loss from continuing operations	(4,586)	(2,916)	(19,615)	(15,061)

Income from discontinued operations:
Income from discontinued operations net of
tax provision of $ - for all periods	920	1,269	7,875	6,063

Gain on sale of discontinued operations net of tax
provision of $ 200 for 2006 and $ - for 2005	17,241	-	17,241	-
Net income (loss)	$ 13,575	$ (1,647)	$ 5,501	$ (8,998)

Basic & diluted net income (loss) per common share:
(Loss) from continuing operations	$ (0.13)	$ (0.09)	$ (0.57)	$ (0.47)
Income from discontinued operations	0.02	0.04	0.23	0.19
Gain on sale of discontinued operations	0.50	-	0.50	-
Net income (loss)	$ 0.39	$ (0.05)	$ 0.16	$ (0.28)

Weighted average basic & diluted
common shares outstanding	34,527	34,205	34,405	31,629

 The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.